EXHIBIT 99.1

Dr. Michael Lebby to Assume Role as Chief Executive Officer of Lightwave Logic, Inc.

Tom Zelibor to Remain Chair of the Board as Company Focuses on Commercialization of Breakthrough Organic Polymer Integrated Circuits

LONGMONT, CO - (Marketwired – March 22, 2017) - Lightwave Logic, Inc. (OTCQB: LWLG), a technology company focused on the development of Next Generation Photonic Devices and Non-Linear Optical Polymer Materials Systems for applications in high-speed fiber-optic data communications and telecommunications, announced today that Dr. Michael Lebby will assume the role of Chief Executive Officer effective May 1, 2017 while Tom Zelibor remains Chair of the Board.

Dr. Lebby has been a member of the Lightwave Logic Board of Directors since August 2015 as well as serving on the Company’s Operations Committee, which has been critical to moving the Company forward in its polymer technology and device development. For over 20 years, his career has spanned all aspects of the optoelectronics business, ranging from Founder, CEO, CTO, research and development, sales, to marketing and investing. He is internationally recognized as a visionary, technologist, leader and market expert in optics and photonics.  Dr. Lebby has organized and led roadmap workshops, conferences, technology strategy, and market analysis for the industry.

Dr. Lebby has also served as President and Chief Executive Officer of Optoelectronics Industry Development Association (OIDA) from 2005 to 2010, and represented the U.S. optoelectronics industry both on a national level as well as on an international level. While at Intel in 1999, he initiated Intel’s photonics division while serving as Intel’s corporate investor for optoelectronics.

Tom Zelibor, Chair of the Board of Directors stated, “We have made tremendous progress at Lightwave Logic over the last few years and reorganized the company to attain realistic and achievable goals.  This required critical investment in infrastructure and personnel, which has paid off significantly since we have demonstrated that our organic polymers and electro-optic technology can challenge the existing legacy infrastructure.

“It is now time for a changing of the guard and Michael Lebby has the leadership skills and experience in the photonics industry necessary to move the company into its next level of performance, which will be achieved through the commercialization of our organic electro-optic polymers for the telecommunications, data communications and data center markets around the world.

“As the Company’s Chair, I remain committed to oversee this successful transition and am fully confident in Michael’s ability not only to communicate the features and benefits of our P2ICTM platform to important industry players, but also to oversee its expansion into new areas of opportunity.”

Dr. Michael Lebby commented, “Integrated photonics, or ‘photonic integrated circuits’ (PICs), has been driving a powerful trend in the communications industry to integrate discrete optical devices onto a single chip with increased performance and improved cost structures.  Polymer photonics has the potential to be able to offer customers a unique competitive advantage of simplicity, performance, and miniaturization to satisfy their demand for a cost-effective, high-performance solution at 100Gbps and 400Gbps.

“Lightwave under Tom’s leadership, is now uniquely positioned both technically, and from a market perspective to provide state-of-the-art photonics products using its proprietary P2ICTM (Polymer PIC) platform.  I am honored to take up the baton and continue accelerating the Company into product development.”

For more information about Lightwave Logic, please visit the Company’s website at following URL: www.lightwavelogic.com

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Lightwave Logic, Inc. is a development stage company moving toward commercialization of next generation photonic devices using its high-activity and high-stability organic polymers for applications in data communications and telecommunications markets. Photonic electro-optical devices convert data from electric signals into optical signals. For more information, about the Company please visit the corporate website at: www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:
Steven Cordovano Lightwave Logic 203-952-6373 steve@lightwavelogic.com